EXHIBIT 10.62

Micron Technology, Inc.

8000 S. Federal Way

Mail Stop 557

Boise, ID 83716

2004 Equity Incentive Plan Forms of
Agreement and Terms and Conditions

2004 Equity Incentive Plan

Name:  <Employee Name>

Notice of Award and Restricted Stock Agreement

ID:

Grant Number:

Address:

Effective (Grant Date), you have been awarded shares of Micron Technology, Inc. (the Company) Common Stock.

This Restricted Stock Award is subject to the following:

1.             The terms and conditions of this Restricted Stock Agreement and

2.             The terms and conditions of the 2004 Equity Incentive Plan.

Please review the Restricted Stock Agreement and 2004 Equity Incentive Plan carefully, as they contain the terms and conditions which govern your Restricted Stock Award.  In addition, a Prospectus summarizing the Plan and the Insider Trading Calendar and Policy are available for your review.  Unless sooner vested in accordance with Section 3 of the Restricted Stock Agreement or otherwise in the discretion of the Committee, the restrictions imposed under Section 2 of the Restricted Stock Agreement will expire as to the following number of Shares awarded hereunder, on the following respective dates; provided that Grantee is then still an employee by the company or any Affiliate:

Restriction Lapse Schedule

Shares	Date of Expiration of Restrictions

Acknowledgement

Grantee hereby acknowledges that he/she has reviewed (i) the terms and conditions of this Restricted Stock Agreement and (ii) the 2004 Equity Incentive Plan and is familiar with the provisions thereof.  Grantee acknowledges that a Prospectus relating to the Plan was made available for review.  Grantee hereby accepts this Award subject to all of the terms and provisions of the Plan and Restricted Stock Agreement.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan.

Grantee acknowledges that the grant and acceptance of this Award do not constitute an employment agreement and do not assure continuous employment with Micron Technology, Inc., its affiliated companies, or subsidiaries.

Grantee authorizes Micron Technology, Inc. to release his/her Social Security Number or Global ID and address information to the Company’s Broker who has agreed to provide brokerage service for stock plan participants for the purposes of opening an account under his/her name.

MICRON TECHNOLOGY, INC. a Delaware Corporation

Signature:
[employee]

Date:

RESTRICTED STOCK AGREEMENT TERMS AND CONDITIONS

1.                                       Grant of Shares.  The Company hereby grants to the Grantee named on the Notice of Award (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Micron Technology, Inc. 2004 Equity Incentive Plan (the “Plan”) and in this award agreement (this “Agreement”), the number of shares indicated on the Notice of Award of the Company’s $0.10 par value common stock (the “Shares”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.                                       Restrictions.  The Shares are subject to each of the following restrictions.  “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder and such restrictions have not then expired or terminated.  Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.  If Grantee’s service as a director of the Company or employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) or (c) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination of such service or employment, and such Restricted Shares shall revert to the Company.  The restrictions imposed under this Section shall apply to all shares of the Company’s common stock or other securities issued in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting or with respect to the Shares.

3.                                       Expiration and Termination of Restrictions.  The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)                                  On the respective expiration dates specified on the Notice of Award as to the number of Shares specified thereon; provided Grantee is then still employed by the Company or any Affiliate or still serves as a director of the Company;

(b)                                 Termination of Grantee’s service as a director of the Company or employment by the Company and all Affiliates by reason of death or Disability; or

(c)                                  Upon the occurrence of a Change in Control.

4.                                       Delivery of Shares.  The Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form.  If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Micron Technology, Inc.  Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Micron Technology, Inc.”

Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5.                                       Voting and Dividend Rights.  Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period.  If Grantee forfeits any rights he may have under this Agreement in accordance with Section 2, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.

6.                                       Changes in Capital Structure.  In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust this award to preserve the benefits or potential benefits of this award. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the Shares then subject to this Agreement shall automatically be adjusted proportionately.

7.                                       No Right of Continued Employment.  With respect to a grantee who is employed by the Company or an Affiliate, nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate such grantee’s employment at any time, nor confer upon any such grantee any right to continue in the employ of the Company or any Affiliate.

8.                                       Payment of Taxes.  Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code.  Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount.  The Committee may permit Grantee to surrender to the Company a number of Shares from this Award as necessary to pay the minimum applicable withholding tax obligation.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.                                       Amendment.  The Committee may amend, modify or terminate the Award, Notice of Award and this Agreement without approval of the Grantee; provided, however, that such amendment, modification or termination shall not, without the Grantee’s consent, reduce or diminish the value of this Award determined as if it had been fully vested on the date of such amendment or termination.  Notwithstanding anything herein to the contrary, the Company is authorized, without Grantee’s consent, to amend or interpret this Award, the Notice of Award and this Agreement certificate to the extent necessary, if any, to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

10.                                 Plan Controls.  The terms contained in the Plan are incorporated into and made a part of the Notice of Award and this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of the Notice of Award and this Agreement, the provisions of the Plan shall be controlling and determinative.

11.                                 Severability.  If any one or more of the provisions contained in the Notice of Award and this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of the Notice of Award and this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12.                                 Notice. Notices and communications under the Notice of Award and this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to: Micron Technology, Inc., 8000 S. Federal Way, P.O. Box 6, Boise, ID 83716-9632, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

Micron Technology, Inc.

2004 Equity Incentive Plan	Name:
Notice of Grant of Stock Options and Option Agreement	Employee Number:
Option Number:	Address:

Effective             (Grant Date), you have been granted a Nonqualified Stock Option to purchase              shares of Micron Technology, Inc. (the Company) Common Stock at $        (USD) per share.

This Option Grant is subject to the following:

1.               The terms and conditions of this Option Agreement and

2.               The terms and conditions of the 2004 Equity Incentive Plan.

Please review the Option Agreement and 2004 Equity Incentive Plan carefully, as they contain the terms and conditions which govern your option. In addition, a Prospectus summarizing the Plan and the Insider Trading Calendar and Policy are available for your review.

Subject to your continued employment, this Option may be exercised in whole or in part, in accordance with the following schedule:

Vesting Schedule

Shares	Vesting Date	Expiraton Date

Termination Period

This Option may be exercised for 30 days after termination of the Optionee’s employment or consulting relationship with the Company. Upon the death or Disability of the Optionee, this Option will be may be exercised for such longer period as provided in the Plan. In no event shall this option be exercised later than the Expiration date as provided above.

Acknowledgement

Optionee hereby acknowledges that he/she has reviewed (i) the terms and conditions of this Option Agreement and 2004 Equity Incentive Plan (ii) the and is familiar with the provisions thereof. Optionee hereby accepts this Option subject to all of the terms and provisions of the Plan and Option Agreement. Optionee acknowledges that a Prospectus relating to the Plan was made available for review.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan.

Optionee acknowledges that the grant or acceptance of this Option do not constitute an employment agreement and do not assure continuous employment with Micron Technology, Inc., its affiliated companies, or subsidiaries.

Optionee authorizes Micron Technology, Inc. to release his/her Social Security Number or Global ID and address information to the Company’s Broker who has agreed to provide brokerage service for stock plan participants for the purposes of opening an account under his/her name.

After accepting this agreement, you will receive an e-mail summarizing the terms of this Grant. Please print your e-mail confirmation.

To accept or reject this Option Agreement, click below:

Accept            Reject

OPTION AGREEMENT

TERMS AND CONDITIONS

1.               Grant of Option.  Micron Technology, Inc. (the “Company”) hereby grants to the Optionee named on the Notice of Grant (“Optionee”), under the Micron Technology, Inc. 2004 Equity Incentive Plan (the “Plan”), stock options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this agreement (this “Agreement”), the number of shares indicated on the Notice of Grant of the Company’s $0.10 par value common stock, at the exercise price per share set forth on the Notice of Grant.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.               Vesting of Options.  The Option shall vest (become exercisable) in accordance with the schedule shown on the Notice of Grant of this Agreement. Notwithstanding the foregoing vesting schedule, upon Optionee’s death or Disability during his or her Continuous Status as a Participant, or upon a Change in Control, all Options shall become fully vested and exercisable.

3.               Term of Options and Limitations on Right to Exercise.  The term of the Options will be for a period of ten years, expiring at 5:00 p.m., Mountain Time, on the tenth anniversary of the Grant Date (the “Expiration Date”).  To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)          Thirty days after the termination of Optionee’s Continuous Status as a Participant for any reason other than by reason of Optionee’s death or Disability.

(b)         Twelve months after termination of Optionee’s Continuous Status as Participant by reason of Disability.

(c)          Twelve months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse.  Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan.

The Committee may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b) or (c) above, extend the time to exercise the Options as determined by the Committee in writing.  If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not in Continuous Status as a Participant.  If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

4.               Exercise of Option.  The Options shall be exercised by (a) written notice directed to the Global Stock Department of the Company or its designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below).  If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option.  Payment for such Shares may be, in (a) cash, (b) in the discretion of the Company, Shares previously acquired by the purchaser, which have been held by the purchaser for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option, or (c) any combination thereof, for the number of Shares specified in such written notice.  The value of surrendered Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date.  To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.  In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5.               Beneficiary Designation.  Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate.  Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

6.               Withholding.  The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options.  The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Options Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.  If Shares are surrendered to satisfy withholding obligations in excess of the minimum withholding obligation, such Shares must have been held by the purchaser as fully vested shares for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles.  The Company has the authority to require Optionee to remit cash to the Company in lieu of the surrender of Shares for tax withholding obligations if the surrender of Shares in satisfaction of such withholding obligations would result in the Company’s recognition of expense under generally accepted accounting principles.

7.               Limitation of Rights.  The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

8.               Stock Reserve.  The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

9.               Restrictions on Transfer and Pledge.  No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate.  The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers.  The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

10.         Restrictions on Issuance of Shares.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.  Amendment.  The Committee may amend, modify or terminate this Agreement without approval of the Optionee; provided, however, that such amendment, modification or termination shall not, without the Optionee’s consent, reduce or diminish the value of this award determined as if it had been fully vested and exercised on the date of such amendment or termination (with the per-share value being calculated as the excess, if any, of the Fair Market Value over the exercise price of the Options).  Notwithstanding anything herein to the contrary, the Company is authorized, without Grantee’s consent, to amend or interpret this Agreement to the extent necessary, if any, to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

12.         Plan Controls.  The terms and conditions contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

13.         Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

14.         Severability.  If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15.         Notice.  Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to: Micron Technology, Inc., 8000 S. Federal Way, P.O. Box 6, Boise, ID 83716-9632, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.